Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES THE RESIGNATION OF WARD SAUVAGE AS DIRECTOR

DENVER, July 20, 2005. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) announced today that on July 15, 2005, it received Mr. Ward Sauvage’s resignation as a member of the Board of Directors of Western due to health reasons, to be effective immediately.  Mr. Sauvage has served on the Board since July 1987 and is currently Chairman of the Board and President of Sauvage Gas Company, a diversified private investment company.

James Senty, Chairman of the Board of Directors, stated, “Ward has provided many years of service and dedication to Western.  His knowledge and experience were instrumental in taking the Company public many years ago and growing it into a leading integrated upstream and midstream company.   We are very appreciative of his contributions to the success of Western over the years and we wish him well.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
E-mail:	rwirth@westerngas.com